Exhibit 3.4

JBG SMITH PROPERTIES

ARTICLES SUPPLEMENTARY ESTABLISHING and FIXING the rights and preferences of a CLASS of shares of beneficial interest

JBG SMITH Properties, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The declaration of trust of the Trust (the “Declaration of Trust”) authorizes the issuance of 500,000,000 common shares of beneficial interest, par value $0.01 per share (“Common Shares”) of the Trust, and authorizes the Trust’s Board of Trustees (the “Board of Trustees”) to classify any unissued Common Shares into one or more classes or series of shares of beneficial interest from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of such shares.

SECOND: Pursuant to the authority expressly vested in the Board of Trustees by Article VI of the Declaration of Trust, the Board of Trustees, by resolution duly adopted at a meeting duly called and held on October 23, 2025, has hereby duly reclassified 30,000,000 authorized but unissued Common Shares of the Trust as “Class B Common Shares” (the “Class B Common Shares”).

THIRD: The following is a description of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of the Class B Common Shares of the Trust, which, upon any restatement of the Declaration of Trust, shall become part of Article VI of the Declaration of Trust, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

1.1	Defined Terms. Capitalized terms used and not defined herein shall have the meanings set forth in the Declaration of Trust.

“Affiliate” shall mean Affiliate as such term is defined in the Partnership Agreement.

“Incapacity” and “Incapacitated” shall mean Incapacity and Incapacitated as such terms are defined in the Partnership Agreement.

“OP Unit” shall mean a Partnership Unit as such term is defined in the Partnership Agreement.

“Operating Partnership” shall mean JBG Smith Properties LP, a Delaware limited partnership.

“Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended from time to time.

“Partnership Interest” shall mean Partnership Interest as such term is defined in the Partnership Agreement.

“Publicly Traded” shall mean listed or admitted to trading on the New York Stock Exchange, the Nasdaq Stock Market or another national securities exchange or designated for quotation on the over-the-counter market, or any successor to any of the foregoing.

“transfer” shall mean, (i) when used in these Articles Supplementary to refer to the transfer of an OP Unit, “transfer” as such term is defined in the Partnership Agreement and, (ii) when used in these Articles Supplementary to refer to the transfer of Class B Common Shares, “Transfer” as such term is defined in Article VII of the Declaration of Trust.

1.2	Designation and Number. A class of shares of beneficial interest designated as the “Class B Common Shares” (the “Class B Common Shares”), is hereby established by reclassifying a like number of Common Shares. The par value of the Class B Common Shares is $0.01 per share. The number of Class B Common Shares shall be 30,000,000 and the authorized number of Common Shares is automatically reduced by such number.

1.3	Status of Acquired Class B Common Shares. All Class B Common Shares which shall have been issued and subsequently redeemed, acquired or reacquired in any manner by the Trust, including pursuant to Section 1.8 below, shall be cancelled automatically and returned to the status of authorized but unissued Common Shares.

1.4	Equal Status. Except as expressly provided herein, each Class B Common Share shall have the same voting powers and restrictions on transfer and ownership set forth in Article VII of the Declaration of Trust as the Common Shares.

1.5	No Dividends or other Distributions. The holders of Class B Common Shares shall not be entitled to any regular or special dividend payments or other distributions from the Trust. Without limiting the foregoing, the holders of Class B Common Shares shall not be entitled to any dividends or other distributions declared or paid with respect the Common Shares, or any series thereof, or any other Shares whether paid in the ordinary course or upon any dissolution, liquidation (voluntary or otherwise), termination or winding up of the Trust.

1.6	Voting Rights.
1.6.1	Subject to the provisions of Article VII of the Declaration of Trust, and except as provided herein or otherwise specified in the Declaration of Trust, each Class B Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Class B Common Shares and the Common Shares shall vote together as a single class, and, the holders of Class B Common Shares shall have no other voting rights as a separate class or otherwise except as otherwise provided herein. The holders of Class B Common Shares shall be entitled to receive notice of all meetings of the shareholders of the Trust at which the holders of Common Shares are entitled to such notice.
1.6.2	So long as any Class B Common Shares are outstanding, in addition to any other vote or consent of the shareholders required by law or by the Declaration of Trust, the affirmative vote or consent of the holders of a majority of the outstanding Class B Common Shares, voting separately as a class, will be required to effect or validate any amendment, alteration or repeal of any of the provisions of the Declaration of Trust (including these Articles Supplementary) that materially adversely affects the voting powers or other rights of the holders of the Class B Common Shares disproportionately relative to the Common

Shares; provided, however, that the amendment of the provisions of the Declaration of Trust so as to authorize or create, or to increase the authorized amount of, any class or series of shares of beneficial interest entitled to vote on matters as to which the Common Shares and the Class B Common Shares are entitled to vote shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class B Common Shares.
1.7	Transfers.
1.7.1	General. Except as provided herein, no holder of Class B Common Shares, shall transfer all or any of its Class B Common Shares to any transferee without the written consent of the Board of Trustees, which consent shall not be unreasonably withheld, conditioned or delayed.

1.7.2	Transfers to Affiliates. Any holder of Class B Common Shares permitted to transfer its OP Units to an Affiliate pursuant to Section 11.3.B. of the Partnership Agreement shall, in order to effectuate such permitted transfer of OP Units, be required to also transfer, to the same Affiliate, an identical number of such holder’s corresponding Class B Common Shares as the number of OP Units being transferred.

1.7.3	Incapacitated Holders of Class B Common Shares. If a holder of Class B Common Shares is subject to Incapacity, and the executor, administrator, trustee, committee, guardian, conservator or receiver of such holder’s estate is permitted to transfer such holder’s OP Units pursuant to Section 11.3.C. of the Partnership Agreement, the executor, administrator, trustee, committee, guardian, conservator or receiver of such holder’s estate shall, in order to effectuate such permitted transfer of OP Units, be required to also transfer, to the same transferee, an identical number of such holder’s corresponding Class B Common Shares as the number of OP Units being transferred.

1.7.4	Permitted Transfers. Any holder of Class B Common Shares permitted to transfer its OP Units pursuant to Section 11.3.D. of the Partnership Agreement shall, in order to effectuate such permitted transfer of OP Units, be required to also transfer, to the same transferee, an identical number of such holder’s Class B Common Shares as the number of OP Units being transferred.

1.7.5	Other Transfers. Any holder of Class B Common Shares permitted to transfer its OP Units pursuant to Article XI of the Partnership Agreement shall, in order to effectuate such permitted transfer of OP Units, be required to also transfer, to the same transferee, an identical number of such holder’s Class B Common Shares as the number of OP Units being transferred.

1.7.6	Excess OP Units. In the event that a holder of Class B Common Shares holds more OP Units than Class B Common Shares (“Excess OP Units”), and such holder is otherwise permitted to transfer such Excess OP Units pursuant to the Partnership Agreement, the requirement to also transfer an identical number of such holder’s Class B Common Shares will not otherwise restrict or prohibit such holder from transferring those Excess OP Units in a transfer permitted by the Partnership Agreement; provided, that in no event shall a holder of Class B Common Shares be permitted to transfer a number of OP Units that would result in such holder holding more Class B Common Shares than the number of OP Units held by the holder.

1.8	Redemption of Class B Common Shares. Upon the redemption of any OP Units held by a holder of Class B Common Shares, a corresponding number of Class B Common Shares held by such holder shall be automatically redeemed and cancelled by the Trust for no consideration without further notice to any such holder and without any further action by such holder or by the Trust. Notwithstanding the foregoing, Excess OP Units held by a holder of Class B Common Shares may be redeemed without automatic redemption and cancellation of a corresponding number of Class B Common Shares, provided that the redemption of Excess OP Units does not result in such holder holding more Class B Common Shares than the number of OP Units held by the holder.

1.9	Not Listed for Trading. Class B Common Shares shall not, at any time, be Publicly Traded.

1.10	Adjustments. In the event that the Trust (i) declares or pays a dividend on its outstanding Common Shares in Common Shares or makes a distribution to all holders of its outstanding Common Shares in Common Shares, (ii) subdivides or reclassifies its outstanding Common Shares or (iii) combines its outstanding Common Shares into a smaller number of Common Shares, then, in each such case, upon completion of such declaration, subdivision or combination, the number of issued and outstanding Class B Common Shares shall automatically and without any action on the part of the holders thereof be adjusted by multiplying such number by a fraction, (x) the numerator of which shall be the number of Common Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time) and (y) the denominator of which shall be the actual number of Common Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination.

FOURTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law. There has been no increase in the authorized shares of beneficial interest of the Trust effected by these Articles Supplementary.

FIFTH: These Articles Supplementary will become effective at 12:01 a.m. Eastern Time on October 27, 2025.

SIXTH: The undersigned officer acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed in its name and on its behalf by the Chief Executive Officer of the Trust, and attested to by its Corporate Secretary, on this 23rd day of October, 2025.

JBG SMITH PROPERTIES

By:/s/ W. Matthew Kelly

W. Matthew Kelly

Chief Executive Officer

Attest:/s/ Steven A. Museles

Steven A. Museles

Chief Legal Officer and

Corporate Secretary

Return Address:

JBG SMITH Properties

4747 Bethesda Avenue, Suite 200

Bethesda, MD 20814